SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

November 19, 2001
Date of Report (Date of earliest event reported)

CALL NOW, INC.
(Exact name of Registrant as specified in its charter)

        Florida                      0-27160               65-0337175
(State or other jurisdiction       (Commission          (IRS Employer
 of incorporation)                  File No.)           Identification No.)

10803 Gulfdale, Suite 222, San Antonio, Texas 78216

Registrant's telephone number, including area code     (210) 349-4141

Item 1.Changes in Control of Registrant

On November 19, 2001 William M. Allen and Robert C. Buffkin retired.  Mr.
Allen resigned as Chairman and CEO of Registrant and Robert C. Buffkin
resigned as director and President of Registrant.  Christopher J. Hall was
elected as a director and Thomas R. Johnson was elected as director, President and Chief Executive Officer of Registrant.

On October 16, 2001, William M. Allen agreed to sell 3,076,700 shares of
Registrant's common stock to Christopher J. Hall, which transaction will result in Mr. Hall acquiring control of Registrant by virtue of his ownership of 68.4% of Registrant's outstanding common stock.  Prior to such transaction, control of Registrant was held by William M. Allen and his spouse.  Mr. Hall also acquired from Mr. Allen the right to purchase up to 1,400,000 shares of
Registrant's common stock pursuant to stock options granted to Mr. Allen.

William M. Allen agreed to vote his shares to cause the election of nominees of Mr. Hall to the Board of Directors of Registrant until March 30, 2002.

Mr. Hall will pay Mr. Allen cash in the amount of $294,000, $4,200,000 of principal amount of Retama Development Corp. Special Facilities Bonds for the
Retama Park Racetrack, Series 1997A and assignment of a contract right.

William M. Allen was engaged as a consultant to Registrant pursuant to a consulting agreement.  Robert C. Buffkin purchased the Company's Andice
Development Co. subsidiary and agreed to indemnify Registrant against any amounts due on the mortgage covering Andice Development Co.'s real estate property.

Item 2.Acquisition or Disposition of Assets

On November 19, 2001  Registrant sold its Andice Development Co. subsidiary to
Robert C. Buffkin who retired as director and President as of such date.  The assets of Andice Development Co. consists of vacant land in Georgetown,
Texas.  The purchase price was $448,351.86, plus an assumption of the mortgage on the property in the original amount of $1,770,000.

Item 7.Financial Statements, Pro Forma Financial Information and Exhibits

(c)    Exhibits.

     The following exhibits are filed herewith:

Exhibit 10.1.  Agreement dated November 19, 2001 between Registrant and Robert
C. Buffkin covering the sale of shares of Andice Development Co. by Registrant to Robert C. Buffkin.

Exhibit 10.2.  Consulting Agreement with William M. Allen.

Exhibit 99.  Press Release dated November 29, 2001.

     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the
Registrant has duly caused

this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CALL NOW, INC.

                                   By:      s/Thomas R. Johnson
December 26, 2001                             Thomas R. Johnson
                                              President